Exhibit 99.1

Investor Relations Matt Davis 901-701-5199 IR@frontdoorhome.com	Media Allison Sitch 301-661-2588 MediaCenter@frontdoorhome.com

Frontdoor Announces Leadership Transition

Frontdoor Chairman William Cobb to Succeed Rexford Tibbens as Chief Executive Officer

MEMPHIS, Tenn. – May 20, 2022 – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, announced today that William Cobb, chairman of the Frontdoor board of directors, will succeed Rexford Tibbens, President, Chief Executive Officer and a member of Frontdoor’s board of directors, effective June 1, 2022. Tibbens has decided to step down from these roles and will remain with Frontdoor through June 30, 2022 in an advisory capacity to ensure a smooth leadership transition.

Cobb has served as chairman of the Frontdoor board of directors since October 2018 and has been an instrumental guide to the company since it became public. He is an experienced executive with a wealth of knowledge in technology and online-focused business. His career success, which includes the consistent achievement of strong business growth and stellar overall results, reflects his visionary leadership. Most recently, Cobb served as president and chief executive officer of H&R Block, Inc., a provider of income tax return preparation and related services and products from May 2011 through July 2017. From November 2000 to March 2008, he served in various leadership roles at eBay, Inc., a global commerce and payments provider, including four years as president of eBay Marketplaces North America and other senior management positions, including senior vice president and general manager of eBay International and senior vice president of global marketing.

“I want to thank Rex for his leadership and guidance over the last four years, and I look forward to leading Frontdoor as we advance against our strategic business objectives,” said Cobb. “We have a solid foundation and I look forward to continuing our efforts to grow demand, accelerate our digital transformation, advance the customer experience, and strengthen our business processes. I am confident that the Frontdoor team is making the right decisions to address the current macroeconomic headwinds and that we will emerge stronger because of the improvements we are making today,” concluded Cobb.

“I am proud of the people and culture we have created at Frontdoor,” said Tibbens. “After a successful spin-out into a public company, rebuilding core systems and processes, and 16 consecutive quarters of profitable growth, I feel the company is ready for its next chapter and would like to thank all of our team members, contractors, and customers. After a short break, I plan to work in venture capital, helping the Frontdoors of tomorrow envision the world ahead of them.”

In connection with Cobb’s assumption of both the chairman and Chief Executive Officer roles, and in accordance with Frontdoor’s corporate governance guidelines, the independent members of the board of directors elected Brian McAndrews to serve as the board’s lead independent director. Among other things, as lead independent director, McAndrews will be responsible for presiding at executive sessions of the independent directors, facilitating communications between the independent directors and senior management, and calling meetings of the independent directors, as necessary. The board believes that the responsibilities of the lead director will help to assure effective oversight of management and promote the optimal functioning of the board.

“Bill is a proven executive who is well-respected throughout the business world. His thorough understanding of the industry, operations, and business strategy puts him in a position of strength to lead the next phase of the company’s journey. With his vision, leadership, values and business tenacity and the full support of the board, Frontdoor is well-positioned for the future,” said McAndrews.

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ an estimated 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via Frontdoor’s website at frontdoorhome.com).

Source: Frontdoor, Inc.

FTDR-Financial

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